UNITE HERE urges Chesapeake Lodging shareholders to vote for improved corporate governance at the May 20 Annual Meeting

NEW YORK-- Shareholders of Chesapeake Lodging Trust [NYSE: CHSP] have an opportunity to improve the REIT’s corporate governance by voting for 5 shareholder proposals solicited by UNITE HERE at the May 20 Annual Meeting. The proposals seek to prevent the imposition of anti-takeover measures without shareholder approval.

The shareholder proposals, which can be voted on either Chesapeake’s card or the Blue proxy card, recommend that the Board:

 Proposal #4 - Extend the right of shareholders to initiate bylaw amendments
 Proposal #5 - Allow shareholders to approve a poison pill before it is implemented or within a year if required by fiduciary duty
 Proposal #6 - Revise the definition of “cause” to remove directors in order to more closely match other REITs, and reduce the removal threshold to a majority of shares
 Proposal #7 - Removing potentially costly change-of-control severance provisions in employment agreements with top executives
 Proposal #8 - Allowing shareholders a separate advisory Say on Golden Parachute Pay for any new provisions or amendments to executive severance packages

There have been growing calls for consolidation in the lodging REIT sector, with many multiple small, duplicative REITs like Chesapeake, each with their own overhead costs.

UNITE HERE believes high Corporate General & Administrative (CG&A) costs are a drag on shareholder value at Chesapeake, whose shares are down over 15% year to date. In 2014, CHSP spent 67% more than Host Hotels & Resorts [NYSE: HST] on CG&A per room. If CHSP had paid what HST did on a per-room basis, CHSP would have spent $7.7 million less. Assuming recent trading multiples, this would translate into additional shareholder value of $2.55 per share.

Moreover, special change-in-control severance pay contained in Chesapeake’s employment contracts could drive the cost of executive severance packages up to a total of $45 million. This is more than double CHSP’s total 2014 CG&A Expenses. UNITE HERE’s proposal would encourage the Board to remove potentially costly change-in-control features that could impede maximizing shareholder value.

Good corporate governance measures can enhance the opportunity for strategic alternatives. “Because poison pills greatly alter the balance of power between shareholders and management, shareholders should be allowed to make their own evaluation of such plans,” said ISS.

UNITE HERE urges shareholders to vote FOR proposals #4 - #8 on either the company’s proxy card or the Blue proxy card to improve governance practices that have the potential to improve shareholder value.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has pursued a program of improving shareholder rights at hospitality REITs, including proposals to opt out of

Maryland’s Unsolicited Takeover Act and to establish the right of shareholders to amend REIT bylaws (see www.hotelcorpgov.org).

UNITE HERE’s proxy statement (http://www.hotelcorpgov.org/wp-content/uploads/CHSPUniteHereProxy20150421.pdf) contains additional important disclosures.

Contacts

UNITE HERE JJ Fueser, 416-893-8570 275 Seventh Ave, NY, NY 10001